Exhibit j.2
MVC CAPITAL, INC.
AMENDMENT TO THE CUSTODY AGREEMENT
     THIS AMENDMENT dated as of this ___ day of February, 2006, to the Custody Agreement, dated November 1, 2002 (the “Agreement”), is entered into by and between MVC Capital, Inc., a Delaware corporation (the “Corporation”) and U.S. Bank, N.A., a national banking association (the “Custodian”).
RECITALS
     WHEREAS, the parties have entered into the Agreement; and
     WHEREAS, the Corporation and the Custodian desire to amend said Agreement; and
     WHEREAS, Article XIV, Section 14.4 of the Agreement allows for an amendment by a written instrument executed by both parties.
     NOW, THEREFORE, the parties agree as follows:
     Exhibit C, the fee schedule of the Agreement, is hereby superseded and replaced with the Exhibit C fee schedule attached hereto.
Except to the extent amended hereby, the Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MVC CAPITAL, INC.	U.S. BANK, N.A.

By:	By:

Printed Name:	Printed Name:

Title:	Title:

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Exhibit C
to the
Custody Agreement
MVC Capital, Inc.
CLOSED-END REGISTERED PRODUCT
CUSTODY
FEE SCHEDULE effective 2/1/06
Custody Services (per fund):
1.00 basis point on the first $200 million
  .75 basis point on the next $800 million
  .50 basis point on the balance of fund assets
Minimum annual fee per fund — $6,000
Portfolio Transaction Fees
$ 7.00 per US Bank repurchase agreement transaction
$ 9.00 per book entry security (depository or Federal Reserve system) and non-US Bank repurchase agreement
$25.00 per portfolio transaction processed through our New York custodian definitive security (physical)
$ 8.00 per principal paydown
$15.00 per option/future contract written, exercised or expired
$50.00 per Cedel/Euroclear transaction
$15.00 per mutual fund trade
$15.00 per Fed Wire
$10.00 per margin variation Fed wire
$ 6.00 per short sale
$150.00 per segregated account per year
•	A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
•	No charge for the initial conversion free receipt.
•	Overdrafts — charged to the account at prime interest rate plus 2.
All services plus out-of-pocket expenses, including, but not limited to:
•	Postage, Stationery

•	Programming, Special Reports

•	Proxies, Insurance

•	EDGAR filing

•	Retention of records

•	Federal and state regulatory filing fees

•	Certain insurance premiums

•	Expenses from board of directors meetings

•	Auditing and legal expenses

•	Blue Sky conversion expenses (if necessary)

•	All other out-of-pocket expenses

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